EXHIBIT 10.1

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is entered into as of April 28, 2016, and will be effective as of the Closing (defined below) (the “Effective Date”), by and among TPG VI Pantera Holdings, L.P., a Delaware limited partnership (“TPG”), Cousins Properties Incorporated, a Georgia corporation (the “Company”) and, solely for purposes of Article III and related definitions, TPG VI Management, LLC, a Delaware limited liability company (the “TPG Manager”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among Parkway Properties, Inc., a Maryland corporation (“Parkway”), Parkway Properties, LP, a Delaware limited partnership, the Company, and Clinic Sub Inc., a Maryland corporation (“Merger Sub”), dated as of April 28, 2016 (as it may be amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Merger Agreement”), (i) Parkway will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”) and (ii) TPG will receive approximately 38,467,638 shares of Common Stock of the Company in connection with the Merger (based on TPG’s ownership of 23,599,778 shares of common stock, par value $0.001 per share, of Parkway as of the date of the Merger Agreement), in each case subject to the terms and conditions of the Merger Agreement; and

WHEREAS, TPG and the Company desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) actions that may or may not be undertaken in respect of the shares of Common Stock Beneficially Owned by TPG, (b) the governance of the Company, (c) certain registration rights with respect to the Registrable Securities (as defined herein) and (d) other related matters with respect to the Company.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

EFFECTIVENESS; DEFINITIONS

Section 1.1 Effectiveness of this Agreement. This Agreement shall become effective upon the Effective Date.

Section 1.2 Certain Defined Terms

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, with respect to TPG, any Affiliated Fund of TPG; provided, however, that in no event shall (a) any of the portfolio companies in which TPG’s Affiliates have an investment, or (b) the Company, any of its subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of TPG for purposes of this Agreement; and provided, further, that no investment bank that may employ or have as a partner a member of the Company Board shall be deemed to be an “Affiliate” of TPG for purposes of this Agreement.

“Affiliated Fund” means, in the case of TPG, each corporation, trust, limited liability company, general or limited partnership, or other Person with whom TPG is under common control or to which TPG or an Affiliate of TPG is the investment adviser.

“Agreement” means this Stockholders Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments hereto.

“as-converted basis” means, with respect to the Company’s outstanding Common Stock, on a basis in which all shares of Common Stock issuable upon conversion, exchange or exercise of any other Security convertible into or exchangeable or exercisable for Common Stock, whether or not the convertible, exchangeable or exercisable Security is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“Beneficial Ownership” means, with respect to any Security, the ownership of such Security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meaning.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in the City of New York, in the State of New York.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations, or other equivalents (however designated, and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company membership interests, or equivalent ownership interests in, or issued by, such Person.

“Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction), (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Securities of the Company by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the Voting Securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) to elect a majority of the members of the Company Board (or similar governing body) of the Corporation.

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Code” has the meaning set forth in Section 2.1(f).

“Committee” has the meaning set forth in Section 2.1(b).

“Common Stock” means the Common Stock of the Company, par value $1 per share.

“Company” has the meaning set forth in the Recitals hereto.

“Company Board” means the board of directors of the Company.

“Contracting Party” has the meaning set forth in Section 5.10.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, or by any other means.

“Controlling Person” has the meaning set forth in Section 3.9(a).

“Convertible Securities” means any evidence of indebtedness, shares of Capital Stock (other than Common Stock) or other Securities (including Options) that are directly or indirectly convertible into, or otherwise exchangeable or exercisable for, Shares.

“Damages” has the meaning set forth in Section 3.9(a).

“DCR” has the meaning set forth in Section 2.2.

“Debt” means, with respect to the Company and its subsidiaries, all liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, for (a) indebtedness for borrowed money (including principal and accrued interest), (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments (including principal and accrued interest), (c) “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) indebtedness for payments arising in respect of drawn letters of credit or bankers’ acceptances or secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) liabilities and obligations under capital leases (determined in accordance with GAAP), and (f) indebtedness of third Persons which is directly or indirectly guaranteed by the Company or any of its subsidiaries.

“Demand Registration” has the meaning set forth in Section 3.2(a).

“Director” means, with respect to any Person, any member of the board of directors of such Person (other than any advisory, honorary or other nonvoting member of such board).

“DTC” has the meaning set forth in Section 3.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Full Cooperation” means, in connection with any Underwritten Offering, where, in addition to the cooperation otherwise required by this Agreement, members of senior management of the Company (including the chief executive officer and chief financial officer) fully cooperate with the underwriter(s) in connection with all reasonable and customary recommendations and requests of such underwriter(s), and make themselves available upon reasonable notice to participate in due diligence meetings or calls, “road-show” and other reasonable and customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s).

“GAAP” means United States generally accepted accounting principles in effect as of the Effective Date.

“Holder” means TPG and any Permitted Transferee that becomes a Holder pursuant to Section 3.13, and solely for purposes of Article III and related definitions, the TPG Manager.

“Indemnified Party” has the meaning set forth in Section 3.9(c).

“Indemnifying Party” has the meaning set forth in Section 3.9(c).

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, directive, or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Mailing Date” has the meaning set forth in Section 2.1(a).

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Non-Private Equity Business” shall mean any business or investment of TPG and its Affiliates distinct from the private equity business of TPG and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that (a) any confidential information with respect to the Company and its subsidiaries is made available to investment professionals of TPG and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (b) TPG or any of its Affiliates instructs any such business or investment to take any action that would violate any provision of this Agreement had such action been taken directly by TPG.

“Non-Recourse Party” has the meaning set forth in Section 5.10.

“Non-TPG Director” has the meaning set forth in Section 2.1(d).

“NYSE” means the New York Stock Exchange and any successor thereto.

“Options” means any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire shares of Capital Stock of the Company (or any successor thereto).

“Permitted Issuance” means (a) any issuance of Capital Stock upon the exercise of Options outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement, (b) any issuance, sale or authorization pursuant to the Company’s existing compensation arrangements for its directors, officers, employees, consultants and agents, (c) any issuance, sale or authorization pursuant to any future compensation arrangements for the Company’s directors, officers, employees, consultants and agents that are approved by the Company’s Compensation Committee and (d) any issuance, sale or placement of Capital Stock as consideration in any acquisition transaction, including any Change of Control, that has been approved by the Company Board.

“Permitted Transferee” has the meaning set forth in Section 3.13.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

“Parkway” has the meaning set forth in the Recitals hereto.

“Piggyback Registration” has the meaning set forth in Section 3.3(a).

“Registrable Securities” means at any time, the shares of Common Stock held beneficially or of record by any of the Holders, including shares of Common Stock acquired by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. Registrable Securities shall continue to be Registrable Securities until (x) they are sold pursuant to an effective Registration Statement under the Securities Act or (y) they may be sold by their Holder without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) without limitation thereunder on volume or manner of sale or other restrictions under Rule 144.

“Registration Expenses” has the meaning set forth in Section 3.4.

“Registration Statement” means any registration statement filed by the Company under the Securities Act that covers any of the Registrable Securities, including a prospectus, amendment and supplements thereto, and all exhibits and material incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor federal statute, rules, or regulations thereto, and in the case of any referenced section of any such statute, rule, or regulation, any successor section thereto, collectively as from time to time amended and in effect.

“SEC” means the Securities and Exchange Commission.

“Securities” means Capital Stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, Options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the SEC thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Shares” means (a) all shares of the Capital Stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, a stockholder of the Company, whenever issued, including all shares of the Company issued upon the exercise, conversion, or exchange of any Convertible Securities and (b) all Convertible Securities originally granted or issued to, or held by, any stockholder (treating such Convertible Securities as a number of shares equal to the number of shares of the Company for which such Convertible Securities may be converted or exercised, for all purposes of this Agreement, except as otherwise set forth herein).

“Suspension Notice” has the meaning set forth in Section 3.7(a).

“TPG” has the meaning set forth in the Recitals hereto.

“TPG Manager” has the meaning set forth in the Recitals hereto.

“TPG Nominated Director” has the meaning set forth in Section 2.1(a).

“Underwriters’ Maximum Number” means, for any Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing underwriter(s) of such registration, in light of marketing factors, be limited.

“Underwritten Offering” has the meaning set forth in Section 3.2(b).

“Voting Securities” means at any time shares of any class of Capital Stock or other Securities of the Company that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any Convertible Securities that may be converted into, exercised for, or otherwise exchanged for such shares of Capital Stock.

Section 1.3 Other Definitional Provisions. When used in this Agreement, the words “hereof,” “herein,” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

GOVERNANCE

Section 2.1 TPG’s Representation on Company Board.

(a) On the Closing Date, the Company shall promptly cause one (1) person designated by TPG to be appointed to the Company Board in the manner provided in the Company’s governing documents for filling vacancies on the Company Board; provided, that, to the extent TPG has not designated one (1) such person before Closing, the Company shall promptly cause the person to be appointed to the Company Board when such person is designated by TPG. Following the Effective Date, subject to Section 2.1(f), for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, (i) so long as TPG, together with its Affiliates, Beneficially Owns as of the date of mailing of the Company’s definitive proxy statement in connection with such meeting (the “Mailing Date”) at least five percent (5%) of the outstanding Common Stock on an as-converted basis, the Company shall include one (1) person designated by TPG as a member of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of such nominee, and (ii) if TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date less than five percent (5%) of the outstanding Common Stock on an as-converted basis, the Company shall not be required to include any persons designated by TPG as members of the slate of Company Board nominees. The member of the Company Board nominated or elected pursuant to this Section 2.1(a) is referred to herein as the “TPG Nominated Director.” The Company Board shall not withdraw any nomination or, subject to the Company Board’s fiduciary duties, recommendation required under this Section 2.1(a), unless TPG delivers to the Company Board a written request for such withdrawal. Further, (i) for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, the Company Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Company Board, (ii) subject to the Company Board’s fiduciary duties, the Company Board shall not recommend the election of any other person to a position on the Company Board for which the TPG Nominated Director has been nominated, and (iii) the Company shall use commercially reasonable efforts to cause the TPG Nominated Director to be elected to the Company Board. If elected to the Company Board, the TPG Nominated Director will hold his or her office as a member of the Company Board for such term as is provided in the articles of incorporation and bylaws of the Company, or until his or her death, resignation or removal from the Company Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the articles of incorporation and bylaws of the Company, and applicable Law.

(b) On the Closing Date, the Company shall promptly cause the TPG Nominated Director to be appointed (i) to the committee of the Company Board called the

Investment Committee (the “Investment Committee”) and (ii) to the committee of the Company Board called the Compensation, Succession, Nominating and Governance Committee (the “Compensation Committee” and together with the Investment Committee, each a “Committee”); provided, that, to the extent TPG has not designated the TPG Nominated Director before Closing, the Company shall promptly cause such person to be appointed to the Committees when such person is designated by TPG. Following such appointment(s), so long as TPG has the right to designate the TPG Nominated Director pursuant to Section 2.1(a) the Company Board shall cause the TPG Nominated Director designated by TPG to serve on the Committees. For so long as TPG has the right to designate the TPG Nominated Director to serve on the Committees, (x) the Company Board shall maintain a committee called the Investment Committee and a committee called the Compensation Committee and (y) each Committee may only take action with the affirmative vote of at least a majority of its members.

(c) If TPG no longer has the right to appoint the TPG Nominated Director pursuant to Section 2.1(a), TPG shall cause the TPG Nominated Director to resign from any Committees on which such TPG Nominated Director serves effective as of the date that is the earlier of the end of such TPG Nominated Director’s term and six months from the date on which TPG’s Beneficial Ownership fell below the applicable percentage. If TPG no longer has the right to appoint the TPG Nominated Director pursuant to Section 2.1(a), the number of directors that TPG shall be entitled to designate for nomination or appointment at any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board or any Committee thereof shall forever be reduced to zero (even if TPG or its Affiliates shall subsequently acquire additional shares of Common Stock). The TPG Nominated Director resigning as a result of the preceding sentence shall resign as of the date that is the earlier of the end of the TPG Nominated Director’s term and six (6) months from the date on which TPG’s Beneficial Ownership fell below the applicable percentage. In addition, TPG shall cause the TPG Nominated Director to resign promptly from the Company Board and any Committees on which the TPG Nominated Director serves if the TPG Nominated Director, as determined by the Company Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company or a member of any such Committees under any rule or regulation of the SEC, the NYSE or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the TPG Nominated Director’s duty of loyalty to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which the TPG Nominated Director derived an improper personal benefit that was not disclosed to the Company Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2.1(a) and Section 2.1(b), TPG shall have the right to replace such resigning TPG Nominated Director with a new TPG Nominated Director, such newly named TPG Nominated Director to be appointed promptly to the Company Board in place of the resigning TPG Nominated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Company Board. Nothing in this paragraph (c) or elsewhere in this Agreement (except Section 2.1(e)) shall confer any third-party beneficiary or other rights upon any person designated hereunder as a TPG Nominated Director, whether during or after such person’s service on the Company Board.

(d) For so long as TPG has the right to designate the TPG Nominated Director for nomination to the Company Board pursuant to Section 2.1(a) above, the Company Board shall (i) fill vacancies created by reason of death, removal or resignation of the TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in Section 2.1(a) above and Sections 2.1(f) and 2.1(g) below, and (ii) fill vacancies created by reason of death, removal or resignation of any director who is not a TPG Nominated Director (a “Non-TPG Director”) promptly upon request by the Non-TPG Directors and only as directed by the Non-TPG Directors; provided, however, that any such director designated by the Non-TPG Directors shall, as a condition precedent to his or her nomination, meet each of the requirements set forth in clauses (i) – (iv) of Section 2.1(f) below (it being understood that, for the purposes hereof, the word “TPG” appearing in clause (i) thereof shall be replaced with the words “the Non-TPG Directors”), other than, in the case of any non-independent or management director, the requirements of clause (iii) thereof. Further, for so long as TPG has the right to designate the TPG Nominated Director for appointment to any Committee pursuant to Section 2.1(b) above, the Company Board shall appoint and remove the TPG Nominated Director as members of any such Committee promptly upon request by TPG and only as directed by TPG, and shall fill vacancies created by reason of death, removal or resignation of the TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in Section 2.1(b) and 2.1(c) above and Sections 2.1(f) and 2.1(g) below. So long as TPG has promptly named a replacement, following any death, removal or resignation of the TPG Nominated Director, and prior to any the appointment of such replacement in accordance with this Agreement, the Company Board agrees not to authorize or take, and agrees to cause each Committee not to authorize or take, any action that would otherwise require the consent of a TPG Nominated Director until such time as such newly named TPG Nominated Director has been so appointed to the Company Board or such Committee.

(e) Each TPG Nominated Director that is elected to the Company Board shall be indemnified by the Company and its subsidiaries, if applicable, in connection with his or her service as a member of the Company Board or any Committee to the fullest extent permitted by Law and will be exculpated from liability for damages to the fullest extent permitted by Law. Without limiting the foregoing in this Section 2.1(e), each TPG Nominated Director who is elected to the Company Board shall be entitled to receive from the Company and its subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Company Board and any Committee as is provided for each of the other members of the Company Board or Committee, as applicable.

(f) TPG shall only designate a person to be a TPG Nominated Director (i) who TPG believes in good faith has the requisite skill and experience to serve as a director of a publicly-traded company, (ii) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the NYSE or applicable Law, (iii) who meets the independence standards set forth in Section 303A.02(b) of the NYSE Listed Company Manual and (iv) with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred. Notwithstanding anything to the contrary in this Section 2.1, the parties hereto agree that members of the Company Board shall retain the right to object to the nomination, election or appointment of any TPG Nominated Director for service on the Company Board or any Committee if the members of the Company Board determine in good faith, after consultation with outside legal counsel, that such TPG Nominated Director fails to meet the criteria set forth above or, with respect to any

TPG Nominated Director to be appointed to the Company’s Audit Committee or Compensation Committee, any other rule or regulation of the SEC, the NYSE or applicable Law that applies to members of a company’s audit committee, governance committee or compensation committee (including for purposes of Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). In the event that the members of the Company Board object to the nomination, election or appointment of any TPG Nominated Director to the Company Board or any Committee pursuant to the terms of this Section 2.1(f), the Company Board shall nominate or appoint, as applicable, another individual designated by TPG as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, that meets the criteria set forth in this Section 2.1(f) and Section 2.1(g).

(g) Notwithstanding anything to the contrary in this Section 2.1, nothing shall prevent the Company Board from acting in accordance with its fiduciary duties or applicable Law or stock exchange requirements. The Company Board shall have no obligation to nominate, elect or appoint any TPG Nominated Director if such nomination, election or appointment would violate applicable Law or NYSE requirements or result in a breach by the Company Board of its fiduciary duties to its stockholders; provided, however, that the foregoing shall not affect the right of TPG to designate an alternative individual as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, subject to the other terms, conditions and provisions in this Article II.

(h) For purposes of calculating the Beneficial Ownership of the Company’s outstanding Common Stock owned by TPG and its Affiliates on an as-converted basis pursuant to this Article II, to the extent shares of the Company’s Capital Stock are issued or become issuable under any outstanding equity award, the vesting of which remains contingent on the satisfaction of any performance goals under such award that have yet to be achieved (and whether or not such goals are deemed to be satisfied as a result of the transactions contemplated by the Merger Agreement), such shares shall be deemed to be not outstanding and shall be excluded from the denominator in such calculation.

(i) The rights of TPG set forth in this Section 2.1 shall be in addition to, and not in limitation of, such voting rights that TPG may otherwise have as a holder of capital stock of the Company, subject to Section 4.1 below.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Registration at Closing. The Company shall file, within thirty (30) days of Closing, a Registration Statement registering for sale all of the Registrable Securities held by the Holders and shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter (and remain effective until the completion of the distribution contemplated thereby) and to file a final prospectus relating thereto. The plan of distribution set forth in the prospectus included in the Registration Statement shall include such methods of distribution as reasonably requested by the Holders. For the avoidance of doubt, such registration shall not be deemed a “Demand Registration” for purposes of the limitations set forth in Section 3.2(a).

Section 3.2 Demand Registration.

(a) Subject to the provisions hereof, at any time on or after the date that is 180 days after the Closing Date, the Holders of a majority of Registrable Securities shall have the right to require the Company to file a Registration Statement registering for sale all or part of their respective Registrable Securities under the Securities Act (a “Demand Registration”) by delivering a written request therefor to the Company (i) specifying the number of Registrable Securities to be included in such registration by such Holder or Holders, (ii) specifying whether the intended method of disposition thereof is pursuant to an Underwritten Offering (as defined below), and (iii) containing all information about such Holder required to be included in such Registration Statement in accordance with applicable Law. As soon as practicable after the receipt of such demand, the Company shall (x) promptly notify all Holders from whom the request for registration has not been received and (y) use reasonable best efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities Laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) of the Registrable Securities that the Company has been so requested to register; provided, however, that (i) the Holders shall not make a request for a Demand Registration under this Section 3.2(a) for Registrable Securities having an anticipated aggregate offering price of less than $5,000,000, (ii) the Holders will not be entitled to require the Company to effect more than three (3) Demand Registrations in the aggregate under this Agreement, and (iii) the Company will not be obligated to effect more than one (1) Demand Registration in any six (6) month period.

(b) The offering of the Registrable Securities pursuant to such Demand Registration may be in the form of an underwritten public offering (an “Underwritten Offering”). In such case, (i) the Company may designate the managing underwriter(s) of the Underwritten Offering, provided that such Holders may designate a co-managing underwriter to participate in the Underwritten Offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed and (ii) the Company shall (together with the Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form for underwriting agreements for firm commitment offerings of equity securities with the managing underwriter(s) proposing to distribute their securities through such Underwritten Offering, which underwriting agreement shall have indemnification provisions in substantially the form as set forth in Section 3.9 of this Agreement; provided, that

(i) the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Holders proposing to distribute their securities through the Underwritten Offering, (ii) no Holder shall be required to make any representations and warranties to, or agreements with, any underwriter in a registration other than customary representations, warranties and agreements and (iii) the liability of each Holder in respect of any indemnification, contribution or other obligation of such Holder arising under such underwriting agreement (a) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for inclusion therein and (b) shall not in any event, absent fraud or intentional misrepresentation, exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such Underwritten Offering. No Holder may participate in any such Underwritten Offering unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. The Company shall not be obligated to effect or participate (a) more than two (2) Underwritten Offerings in any twelve (12) month period, and (b) in any Underwritten Offering during any lock-up period required by the underwriter(s) in any prior underwritten offering conducted by the Company on its own behalf or on behalf of the Holders.

(c) If, in connection with an Underwritten Offering, the managing underwriter(s) advise the Company that in its or their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ maximum number, then (i) the Company shall so advise all Holders of Registrable Securities to be included in such Underwritten Offering and (ii) the Company will be obligated and required to include in such Underwritten Offering only that number of Registrable Securities requested by the Holders thereof to be included in such registration that does not exceed such Underwriters’ maximum number, such Registrable Securities to be allocated pro rata among the Holders thereof on the basis of the number of Registrable Securities requested to be included therein by each such Holder. No shares of Common Stock held by any Person other than Registrable Securities held by the Holders shall be included in a Demand Registration without the prior written consent of the holders of a majority in interest of the Registrable Securities.

(d) A registration will not be deemed to have been effected as a Demand Registration unless the Registration Statement relating thereto has been declared effective by the SEC, at least 75% of the Registrable Securities requested to be included in the registration by the Holders are included in such registration, and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after it has become effective, (i) such Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder is or becomes the subject of any stop order, injunction or other order or requirement of the SEC or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of the Registrable Securities pursuant to the registration, and in each case less than all of the Registrable Securities covered by the effective

Registration Statement are actually sold by the selling Holder or Holders pursuant to the Registration Statement, or (ii) if, in the case of an Underwritten Offering, the Company fails to provide Full Cooperation, then such registration will be deemed not to have been effected for purposes of clause (ii) of the proviso to Section 3.2(a). If (i) a registration requested pursuant to this Section 3.2 is deemed not to have been effected as a Demand Registration or (ii) the registration requested pursuant to this Section 3.2 does not remain continuously effective until forty-five (45) days after the commencement of the distribution by the Holders of the Registrable Securities covered by such registration, then the Company shall continue to be obligated to effect a Demand Registration pursuant to this Section 3.2 of the Registrable Securities included in such registration. In circumstances not including the events described in the immediately two preceding sentences of this Section 3.2(d), each Holder of Registrable Securities shall be permitted voluntarily to withdraw all or any part of its Registrable Securities from a Demand Registration at any time prior to the commencement of marketing of such Demand Registration, provided that such registration nonetheless shall count as a Demand Registration for purposes of clause (ii) of the proviso to Section 3.2(a).

Section 3.3 Piggyback Registration.

(a) At any time after the one (1) year anniversary of the Closing Date (as defined in the Purchase Agreement), if (and on each occasion that) the Company proposes to register any of its securities under the Securities Act (other than pursuant to Section 3.1 or Section 3.2) for the account of any of its security holders and such registration permits the inclusion of the Registrable Securities (each such registration not withdrawn or abandoned prior to the effective date thereof being herein referred to as a “Piggyback Registration”), the Company shall give written notice to all Holders of such proposal promptly, but in no event later than ten (10) Business Days prior to the anticipated filing date.

(b) Subject to the provisions contained in paragraphs (a) and (c) of this Section 3.3 and in the last sentence of this paragraph (b), the Company will be obligated and required to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company no later than five (5) Business Days following delivery of the notice from the Company specified in Section 3.3(a). The Holders of Registrable Securities shall be permitted to withdraw all or any part of their shares from any Piggyback Registration at any time on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration, except as otherwise provided in any written agreement with the Company’s underwriter(s) establishing the terms and conditions under which such Holders would be obligated to sell such securities in such Piggyback Registration. The Company may terminate or withdraw any Piggyback Registration prior to the effectiveness of such registration, whether or not the Holders have elected to include Registrable Securities in such registration.

(c) If a Piggyback Registration is an Underwritten Offering on behalf of a holder of Company securities other than Holders, and the managing underwriter(s) advise the Company that in its or their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then the Company shall include in such registration (i) first, the number of securities requested to be included therein by the Holder(s) originally requesting such registration, (ii) second, the number of securities requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 3.3(a), pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder and (iii) third, any other securities that have been requested to be so included by any other person.

(d) In any Piggyback Registration that is an Underwritten Offering, the Company shall have the right to select the managing underwriter(s) for such registration.

(e) The Company shall not grant to any Person the right to request the Company to register any shares of Company securities in a Piggyback Registration unless such rights are consistent with the provisions of this Section 3.3.

Section 3.4 Registration Expenses. In connection with registrations pursuant to Section 3.1, Section 3.2 or Section 3.3 hereof, the Company shall pay all of the costs and expenses incurred in connection with the registrations thereunder (the “Registration Expenses”), including all (a) registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (b) fees and expenses of compliance with state securities or blue sky Laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) reasonable processing, duplicating and printing expenses, including expenses of printing prospectuses reasonably requested by any Holder, (d) of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (e) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (f) fees and expenses in connection with the preparation of the registration statement and related documents covering the Registrable Securities, (g) fees and expenses, if any, incurred with respect to any filing with FINRA, (h) any documented out-of-pocket expenses of the underwriter(s) incurred with the approval of the Company, (i) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (j) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), (k) fees and expenses of any special experts retained by the Company in connection with such registration, and (l) reasonable and documented fees and expenses of one firm of counsel for the Holders to be selected by the Holders of a majority of the Registrable Securities to be included in such registration (“Holders’ Counsel”); provided, however, that the Company shall reimburse the Holders for the reasonable and documented fees and disbursements one, but not more than one, additional counsel retained by any Holder for the purpose of rendering any opinion required by the Company or the managing underwriter(s) to be rendered on behalf of such Holder in connection with any Demand Registration. Other than as provided in the foregoing sentence, the Company shall have no obligation to pay any out-of-pocket expenses of the Holders relating to the registrations effected pursuant to this Agreement. Notwithstanding the foregoing, Holders shall be responsible, on a pro rata basis based on the number of Registrable Securities included in the applicable registered offering by each such Holder, for any underwriting discounts and commissions attributable to the sale of Registrable Securities pursuant to a Registration Statement. The obligation of the Company to bear the expenses described in this Section 3.4 and to pay or reimburse the Holders for the expenses described in this Section 3.4 shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

Section 3.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration:

(a) The Company will, as soon as reasonably practicable (and in any event, within 90 days) after its receipt of the request for registration under Section 3.2(a), prepare and file with the SEC a Registration Statement on Form S-1, Form S-3 or another appropriate Securities Act form reasonably acceptable to the Holders, and use reasonable best efforts to cause such Registration Statement to become and remain effective until the completion of the distribution contemplated thereby.

(b) The Company will (i) promptly prepare and file with the SEC such amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, (ii) cause the prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, and (iii) comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement or supplement to the prospectus.

(c) The Company will, at least ten (10) days prior to filing a Registration Statement or at least five (5) days prior to filing a prospectus or any amendment or supplement to such Registration Statement or prospectus, furnish to (i) each Holder of Registrable Securities covered by such Registration Statement, (ii) Holders’ Counsel and (iii) each underwriter of the Registrable Securities covered by such Registration Statement, copies of such Registration Statement and each amendment or supplement as proposed to be filed, together with any exhibits thereto, which documents will be subject to reasonable review and comment by each of the foregoing Persons within five (5) days after delivery, and thereafter, furnish to such Holders, Holders’ Counsel and the underwriter(s), if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Holder, Holders’ Counsel or the underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement; provided, however, that notwithstanding the foregoing, if the Company intends to file any prospectus, prospectus supplement or prospectus sticker that does not make any material changes in the documents already filed, then Holders’ Counsel will be afforded such opportunity to review such documents prior to filing consistent with the time constraints involved in filing such document, but in any event no less than one (1) day.

(d) The Company will promptly notify each Holder of any stop order issued or threatened by the SEC and, if entered, use reasonable best efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(e) On or prior to the date on which the Registration Statement is declared effective, the Company shall use reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions as any Holder reasonably requests and do any and all other lawful acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will notify each Holder, Holders’ Counsel and the underwriter(s) promptly and (if requested by any such Person) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or prospectus or for additional information to be included in any Registration Statement or prospectus or otherwise, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky Laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that requires the making of any changes in a Registration Statement or related prospectus or any document incorporated or deemed to be incorporated by reference therein so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed.

(g) The Company will furnish customary closing certificates and other deliverables to the underwriter(s) and the Holders and enter into customary agreements satisfactory to the Company (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities.

(h) The Company will make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney,

accountant or other agent retained by any such seller or underwriter (in each case after reasonable prior notice and at reasonable times during normal business hours and without unnecessary interruption of the Company’s business or operations), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the Registration Statement.

(i) The Company, during the period when the prospectus is required to be delivered under the Securities Act, promptly will file all documents required to be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(j) The Company shall use reasonable best efforts to cause all Registrable Securities registered pursuant to the terms hereof to be listed on each national securities exchange on which the Common Stock of the Company is then listed.

(k) The Company shall use commercially reasonable efforts to cooperate and assist in obtaining of all necessary approvals from FINRA, if any.

(l) The Company shall provide a transfer agent and registrar for the Registrable Securities not later than the effective date of such Registration Statement.

(m) If requested, the Company shall furnish to each Holder a copy of all documents filed with and all correspondence from or to the SEC in connection with the offering of Registrable Securities.

(n) The Company otherwise shall use its reasonable best efforts to comply with all applicable rules and regulations of the SEC.

(o) The Company shall furnish to any requesting underwriter in an Underwritten Offering, addressed to such underwriter, (i) an opinion of the Company’s counsel (which may be the Company’s General Counsel), dated the date of closing of the sale of any Registrable Securities thereunder, as well as a consent to be named in the Registration Statement or any prospectus thereto, and (ii) comfort letters and consent to be named in the Registration Statement or any prospectus relating thereto signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the Registration Statement, in each case covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the accountants’ comfort letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or comfort letters to the underwriters in an Underwritten Offering.

(p) In connection with each Demand Registration, the Company shall cause there to occur Full Cooperation.

For purposes of Section 3.5(a) and Section 3.5(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and one hundred twenty (120) days after the effective date thereof.

Section 3.6 Holders’ Obligations. The Company may require each Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration, including all such information as may be requested by the SEC. Each Holder agrees that, notwithstanding the provisions of Section 3.7 hereof, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5(f) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.5(f) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Holder, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.5(f) hereof to the date when the Company shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 3.5(f) hereof.

Section 3.7 Blackout Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (i) postpone effecting a registration under this Agreement, or (ii) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case for a period of no more than forty-five (45) consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed). The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause (ii) of this Section 3.7(a) if (x) the Company Board, in good faith, determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, or (y) the Company in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company Board, in good faith, reasonably believes would not be in the best interests of the Company; provided that the Company may not take any actions pursuant to this Section 3.7(a) for a period of time in excess of ninety (90) days in the aggregate in any twelve (12)-month period.

(b) If the Company shall take any action pursuant to clause (ii) of Section 3.7(a) with respect to any participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Person by one (1) day beyond the end of such period for each day that, pursuant to Section 3.7(a), the Company shall require such Person to refrain from disposing of Registrable Securities owned by such Person.

Section 3.8 Exchange Act Registration. The Company will use its reasonable best efforts to timely file with the SEC such information as the SEC may require under Section 13(a) or Section 15(d) of the Exchange Act, and the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act with respect to its Common Stock. The Company shall furnish to any holder of Registrable Securities forthwith upon request such reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such Registrable Securities without registration to the extent that such reports or documents are not publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto. Certificates evidencing Registrable Securities shall not contain any legend at such time as a Holder has provided reasonable evidence to the Company (including any customary broker’s or selling stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (d) or (e) below), that (a) there has been a sale of such Registrable Securities pursuant to an effective registration statement, (b) there has been a sale of such Registrable Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (c) such Registrable Securities are then eligible for sale under Rule 144(b)(i), (d) in connection with a sale, assignment or other transfer (other than under Rule 144), upon request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Registrable Securities may be made without registration under the applicable requirements of the Securities Act or (e) such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the SEC). Following such time as restrictive legends are not required to be placed on certificates representing Registrable Securities pursuant to the preceding sentence, the Company will, no later than three (3) Business Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate representing Registrable Securities containing a restrictive legend and the foregoing evidence (and opinion if applicable), deliver or cause to be delivered to such Holder a certificate representing such Registrable Securities that is free from all restrictive and other legends or credit the balance account of such Holder’s or such Holder’s nominee with the Depository Trust Company (the “DTC”) (if DTC is then offered by the Company and its transfer agent) with a number of shares of Common Stock equal to the number of shares of Common Stock represented by the certificate so delivered by such Holder.

Section 3.9 Indemnification.

(a) Indemnification by the Company. The Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by Law, each Holder and each of its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person (each, a “Controlling Person”), from and against any and all losses, claims, damages, settlement amounts (only if the Company consented in writing to the settlement, which consent shall not be unreasonably withheld), liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and any such Controlling Persons may become subject to under the Securities Act or otherwise, but only insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Company (or any amendment or supplement thereto) or any preliminary prospectus of the Company, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, except insofar as the same are based upon information furnished in writing to the Company by such Holder or any of its managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons expressly for use therein, and, consistent with and subject to the foregoing, shall reimburse such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings. In addition to the indemnity contained herein, the Company will reimburse each Holder for its reasonable out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced.

(b) Indemnification by the Holder. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holders, but only with respect to information related to the Holders, or their plan of distribution, furnished in writing by the Holders or any of their managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons to the Company expressly for use in any Registration Statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 3.9(b) for any amount in excess of the net proceeds received by such Holder from the sale of the Registrable Securities sold for the account of such Holder.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 3.9(a) or Section 3.9(b), the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of, and reimbursement of fees for, such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or would reasonably have been a party and indemnity would reasonably have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

Section 3.10 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to any of its securities (including any registration or similar agreement) which is inconsistent with or violates the material rights granted to the Holders in this Agreement.

Section 3.11 Lock-Up Agreements. Each of the Holders and the Company agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, or in connection with any other public offering of Common Stock by the Company, if requested by the underwriter(s), it will enter into customary “lock-up” agreements pursuant to which it will agree not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions) for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s). The Company further agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, if requested by the managing underwriter(s), it will exercise its best efforts to obtain agreements (in the underwriters’ customary form) from its directors and executive officers not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions), for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s).

Section 3.12 Termination of Registration Rights. The rights granted under this Article III shall terminate on the earlier of the date that (a) the Holders no longer Beneficially Own any Registrable Securities or (b) all Registrable Securities are eligible for sale without any volume or other limitations or restrictions; provided, however, that the indemnification provisions set forth in Section 3.9 shall survive such termination.

Section 3.13 Assignment; Binding Effect. The rights and obligations provided in this Article III may be assigned in whole or in part by any Holder to a controlled affiliate of such Holder or to any member, general or limited partner or stockholder of any such Holder (each, a “Permitted Transferee”) without the consent of the Company or any other Holder. Such assignment shall be effective upon receipt by the Company of (a) written notice from the Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, and (b) a written agreement from the Permitted Transferee to be bound by all of the terms of this Article III as a “Holder.” Upon receipt of the documents referenced in clauses (a) and (b) of this Section 3.13, the Permitted Transferee shall thereafter be deemed to be a “Holder” for all purposes of this Article III. Except as set forth in this Section 3.13, the rights and obligations provided in this Article III may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

ARTICLE IV

COVENANTS

Section 4.1 Standstill.

(a) TPG hereby agrees that until the earliest of (i) such time as TPG and its Affiliates no longer collectively own at least five percent (5%) of the outstanding Common Stock, (ii) the third (3rd) anniversary of the Effective Date or (iii) a Change of Control of the Company, without the prior written approval of the Company, neither TPG nor any of its Affiliates (other than any Non-Private Equity Business of TPG or its Affiliates) will, directly or indirectly:

(i) acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of more than fifteen percent (15%) of the outstanding Voting Securities of the Company in the aggregate, other than Voting Securities in excess of fifteen percent (15%) of the outstanding Voting Securities of the Company acquired (A) as a result of the exercise of any rights or obligations set forth in this Agreement, (B) pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction, (C) with the consent of the majority of the non-TPG Directors or (D) directly from the Company;

(ii) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of the Company or any of its subsidiaries or any acquisition transaction for all or part of the assets of the Company or any of its subsidiaries or any of their respective businesses;

(iii) other than a “solicitation” of a “proxy” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) seeking approval of the election to the Company Board solely with respect to any of the TPG Nominated Directors permitted by the terms hereof to serve on such Company Board, make, or in any way participate in, any such “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting of, any Common Stock of the Company or any of its subsidiaries;

(iv) call or seek to call a meeting of the stockholders of the Company or any of the Company’s subsidiaries or initiate any stockholder proposal for action by the stockholders of the Company, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any Voting Securities;

(v) deposit any Securities of the Company into a voting trust, or subject any Securities of the Company to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect;

(vi) seek representation on the Company Board or a change in the composition of the Company Board or number of directors elected by the holders of Common Stock or a change in the number of such directors who represent TPG, other than as expressly permitted pursuant to this Agreement; and

(vii) bring any action or otherwise act to contest the validity of this Section 4.1;

provided, that nothing in clauses (ii), (iii), (iv) or (vi) of this Section 4.1(a) shall apply to the TPG Nominated Director solely in his or her capacity as a director of the Company or to actions taken by TPG or any of its Affiliates to prepare the TPG Nominated Director to act in such capacity.

(b) The limitations provided in Section 4.1(a) shall, upon the occurrence of any of the following events, immediately be suspended until the expiration of the time period set forth below in this Section 4.1(b), but only so long as TPG or any of its Affiliates (other than any Non Private Equity Business of TPG or its Affiliates) did not directly or indirectly assist, facilitate, encourage or participate in any such events:

(i) on the commencement (as defined in Rule 14d-2 of the Exchange Act) by any Person of a tender or exchange offer seeking to acquire Beneficial Ownership of a number outstanding shares of Voting Securities of the Company that, if consummated, would result in a Change of Control and which is recommended by the Company Board; provided, that TPG has not facilitated, encouraged, or otherwise participated in such tender offer; or

(ii) on the public announcement by the Company Board or a duly constituted committee of the Company Board (a) to solicit one or more proposals for a transaction that, if consummated, would result in a Change of Control or (b) to pursue discussions or negotiations or make diligence materials available, with respect to an unsolicited proposal for a transaction that, if consummated, would result in a Change of Control; provided, that in each case TPG has not facilitated, encouraged, or otherwise participated in such tender offer.

provided, however, that upon (y) any withdrawal or lapsing of any such tender or exchange offer referred to in Section 4.1(b)(i) which does not result in a Change of Control, or (z) the abandonment by the Company Board or a duly constituted committee of the Company Board of a process to solicit a proposal of the type referred to in Section 4.1(b)(ii) without a Change of Control having occurred and without an agreement to effect a Change of Control, as the case may be, the limitations provided in Section 4.1(a) (except to the extent then suspended as a result of any other event specified in this Section 4.1(b)) shall again be applicable for so long as and only to the extent provided in this Agreement.

Section 4.2 No Conflicting Agreements. For so long as this Agreement remains in effect, neither the Company nor TPG shall enter into any stockholder agreement or arrangement of any kind with any Person with respect to any Shares or other Securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other Securities, to the extent such agreement, arrangement, or concerted act would controvert, or otherwise be inconsistent in any material respect with, the provisions of this Agreement. The Company (as successor to Parkway) and TPG hereby agree that, as of the execution of this Agreement, the Stockholders Agreement, dated as of June 5, 2012, by and among TPG, TPG Manager and Parkway shall be deemed terminated, null and void, and no longer of any effect.

Section 4.3 Further Assurances. Each of TPG and the Company agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Amendment and Waiver. This Agreement may not be amended, except by an agreement in writing, executed by each of TPG and the Company, and compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 5.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, all other provisions of this Agreement, to the extent permitted by Law, shall not be affected and shall remain in full force and effect. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 5.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the Purchase Agreement, together with the agreements and other documents and instruments referred to herein, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 5.4 Successors and Assigns. Except as expressly set forth herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement (including any rights under Article II and Article III hereof) may be assigned, in whole or in part (except by operation of Law), by either party without the prior written consent of the other party, and any such transfer or attempted transfer without such consent shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 5.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

Section 5.6 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to, and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order, or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 5.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Cousins Properties Incorporated

191 Peachtree Street, Suite 500

Atlanta, Georgia 30303

Attention: General Counsel

Fax No.: (404) 407-1641

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy and David E. Shapiro

Fax No.: (212) 403-2000

If to TPG:

c/o TPG Global, LLC

301 Commerce St, Suite 3300

Fort Worth, Texas 76102

Attn: General Counsel

Facsimile: (817) 871-4001

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Fax: (646) 728-1523

Section 5.8 Governing Law; Venue and Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to, or otherwise giving effect to, any body of Law or other rule that would cause or otherwise require the application of the Laws of any other jurisdiction.

(b) Any action or proceeding against either the Company or TPG relating in any way to this Agreement may be brought exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the Southern District of New York, and each of the Company and TPG irrevocably submits to the jurisdiction of both such courts in respect of any such action or proceeding. Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND TPG HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE COMPANY AND TPG ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 5.8(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY OR TPG MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.8(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.9 Third Party Benefits. Except for the provisions in Section 5.10, none of the provisions of this Agreement is for the benefit of, or shall be enforceable by, any third-party beneficiary.

Section 5.10 No Recourse Against Others. All claims, causes of action (whether in contract or in tort, in law or in equity, or granted by statute), obligations, or liabilities that may be based upon, be in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any Contracting Party, and any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (the “Non-Recourse Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims and causes of action against any such Non-Recourse Parties. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate, limited liability company or limited partnership veil, unfairness, undercapitalization, or otherwise, in each case in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 5.11 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12 Expenses. Except to the extent otherwise expressly provided herein, the Company shall reimburse TPG and its Affiliates, upon presentation of appropriate documentation, for all reasonable out-of-pocket expenses incurred by TPG and its Affiliates after the date hereof in connection with enforcement of this Agreement.

Section 5.13 Termination. Except to the extent otherwise expressly provided herein, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that (a) TPG and its Affiliates cease to Beneficially Own any shares of Common Stock, (b) the registration rights and obligations set forth in Article III (other than those set forth in Section 3.9) have terminated pursuant to Section 3.12 or (c) the transactions contemplated by the Merger Agreement are not consummated pursuant to the terms thereto. Notwithstanding anything herein to the contrary, this Agreement may not be revoked by any party prior to the Effective Date without the prior written consent of all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

COMPANY:

COUSINS PROPERTIES INCORPORATED

By:	/s/ Gregg D. Adzema
Name:	Gregg D. Adzema
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Stockholders Agreement

TPG:

TPG VI PANTERA HOLDINGS, L.P.

By: TPG Genpar VI Delfir AIV, L.P., its general partner

By: TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

TPG MANAGER:

TPG VI MANAGEMENT, LLC

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President